SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


  Certification and Notice of Termination of Registration under Section 12(g)
                     of the Securities Exchange Act of 1934

                                       or

       Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                      the Securities Exchange Act of 1934


                         Commission File Number: 0-21749


                          Mooney Aerospace Group, Ltd.
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             (Exact Name of Registrant as Specified in its Charter)


                165 Al Mooney Road North, Kerrville, Texas 78028
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    (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)


                                  Common Stock
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            (Title of Each Class of Securities Covered by this Form)


                                      None
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      (Titles of All Other Classes for Which a Duty to File Reports Under
                        Section 13(a) or 15(d) Remains)

Please place an X in the box(es) to designate the appropriate rule provisions relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       |X|                      Rule 12h-3(b)(1)(i)       |X|
Rule 12g-4(a)(1)(ii)      |_|                      Rule 12h-3(b)(1)(ii)      |_|
Rule 12g-4(a)(2)(i)       |_|                      Rule 12h-3(b)(2)(i)       |_|
Rule 12g-4(a)(2)(ii)      |_|                      Rule 12h-3(b)(2)(ii)      |_|
Rule 15d-6                |_|

Approximate number of holders of record as of the certification or notice date:
204

Pursuant to the requirements of the Securities Exchange Act of 1934, Mooney Aerospace Group, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: October 30, 2006                     By: /s/ Barry L. Hodkin
                                               ---------------------------------
                                               Barry L. Hodkin
                                               Chief Financial Officer